Exhibit 99.1

News Release

Babcock & Wilcox Announces Increased Full-Year Adjusted EBITDA Target of $105 Million to $115 Million, New Contracts and Awards of approximately $500 Million Year-to-Date

•	B&W’s 2024 contract signings and awards are approximately $500 million year-to-date, nearly double the amount in the same period last year
•	Full-Year 2024 Adjusted EBITDA target increased to $105.0 million to $115.0 million, excluding BrightLoop™ and ClimateBright™ expenses

(AKRON, Ohio – April 10, 2024) – Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") (NYSE: BW) announced today that year-to-date signed contracts and awards total approximately $500 million, nearly doubling the total value achieved during the same period in 2023. As a result, the Company has increased its Full-Year 2024 Adjusted EBITDA target to $105 million to $115 million excluding BrightLoop™ and ClimateBright™ expenses, an increase from its previous guidance of $100 million to $110 million, excluding BrightLoop™ and ClimateBright™ expenses.

“We believe that the global industrial and utility customers’ growing needs for increased and secure power generation, upgrades and enhancements, environmental technologies and renewable and hydrogen energy projects are reflected in our increased pipeline and recent contract awards,” said Kenneth Young, B&W’s Chairman and Chief Executive Officer. “In addition to our recently awarded $246 million gas conversion project, our Environmental, Renewable and Thermal segments also have received several projects with values ranging from $5 million to $20 million each. These are projects with solid margins which should impact our fourth quarter 2024 results and beyond.”

“As a result of these signings and commitments, we have increased our guidance to $105 million to $115 million in adjusted EBITDA, not including BrightLoop and ClimateBright expenses,” Young added. “Our success with winning a significant number of new contracts in the first 10 weeks of 2024, as well as our decision to increase our Full-Year 2024 EBITDA target, reflects our optimism about the successful execution of our revised business strategy and the overall strength of our business.”

“While risks are inherent in any project execution, our project performance continues to improve each quarter as we maneuver through challenges including global business conditions and supply chain and shipping pressures,” he said. “Through our operational improvements, we continue to mitigate risks on various projects and are focused on higher margin and higher quality projects across all of our businesses, and we expect to continue to see the impact of these improvements starting in Q4 2024 and beyond.”

About Babcock & Wilcox

Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a leader in energy and environmental products and services for power and industrial markets worldwide. Follow us on LinkedIn and learn more at babcock.com.

Forward-Looking Statements

B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to the Company’s bookings, business strategy, competitive position, and planned projects. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties. For a more complete discussion of these risk factors, see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures internally to evaluate its performance and in making financial and operational decisions. When viewed in conjunction with GAAP results, the Company believes that its presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting its financial condition and results of operations than GAAP measures alone. In addition to Adjusted EBITDA, in the fourth quarter of 2023, the Company introduced the non-GAAP financial measure of Adjusted EBITDA excluding BrightLoop™ and ClimateBright™. Management believes this measure is useful to investors because of the increasing importance of BrightLoop and ClimateBright to the future growth of the Company. Management uses EBITDA excluding BrightLoop and ClimateBright to assess the Company’s performance independent of these technologies. The presentation of non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s related financial results prepared in accordance with GAAP. This release presents Adjusted EBITDA, which is a non-GAAP financial measures. Adjusted EBITDA on a consolidated basis is defined as the sum of the Adjusted EBITDA for each of the segments, further adjusted for corporate allocations and research and development costs. At a segment level, the Adjusted EBITDA presented is consistent with the way the Company's chief operating decision maker reviews the results of operations and makes strategic decisions about the business and is calculated as earnings before interest expense, tax, depreciation and amortization adjusted for items such as gains or losses arising from the sale of non-income producing assets, net pension benefits, restructuring costs, impairments, gains and losses on debt extinguishment, costs related to financial consulting, research and development costs and other costs that may not be directly controllable by segment management and are not allocated to the segment. The Company presents consolidated Adjusted EBITDA because it believes it is useful to investors to help facilitate comparisons of the ongoing, operating performance before corporate overhead and other expenses not attributable to the operating performance of the Company's revenue generating segments. This release also presents certain targets for the Company’s Adjusted EBITDA in the future; these targets are not intended as guidance regarding how the Company believes the business will perform. The Company is unable to reconcile these targets to their GAAP counterparts without unreasonable effort and expense.

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Investor Contact:	Media Contact:
Investor Relations	Ryan Cornell
Babcock & Wilcox	Public Relations
704.625.4944	Babcock & Wilcox
investors@babcock.com	330.860.1345
rscornell@babcock.com